November 19, 2024

Brian R. Niccol
Via electronic mail

Dear Brian

This letter agreement (this “Amendment”) serves to amend your offer letter with Starbucks Corporation, dated August 11, 2024 (the “Offer Letter”).
Pursuant to this Amendment, the first paragraph under the heading “FY2025 LTIP” which appears in the Annex to the Offer Letter will be amended and restated in its entirety as follows:
In FY2025, you will be eligible for an annual equity award with a target value of twenty-three-million-dollars ($23,000,000), which will be for a number of shares of common stock of the Company calculated using the per share closing price of the Company’s common stock on the date of grant, and granted pursuant to the terms of the Company’s 2005 Long-Term Equity Incentive Plan, as amended and restated (the “LTIP”) (or successor arrangements), and applicable award agreements. Grants for FY2025 will be made in accordance with the Company’s normal annual equity grant cycle, which is anticipated to be in November 2024. For your information, for our NEOs in FY2024, 60% of the target value was delivered in performance-based RSUs (“PRSUs”) and 40% of the target value was delivered in time-based RSUs (“RSUs”). The Board will have the authority to adjust the target value of your annual equity award after FY25, based on your performance.
Further, pursuant to this Amendment, the first paragraph under the heading “Replacement Grant” which appears in the Annex to the Offer Letter will be amended and restated in its entirety as follows:
You will receive a grant of Company equity in consideration of equity that you are forfeiting by leaving your current employer (the “Replacement Grant”). The Replacement Grant will be for a number of shares of common stock of the Company with a target value of seventy-five-million-dollars ($75,000,000) calculated using the per share closing price of the Company’s common stock on August 9, 2024; provided, however, that the number of shares covered by the Replacement Grant will be subject to adjustment, such that in no event will the Replacement Grant have a target value (i) exceeding eighty-million-dollars ($80,000,000) or (ii) less than seventy-five-million-dollars ($75,000,000), in each case, calculated using the per share closing price of the Company’s common stock on the date of grant, which will be on, or as soon as practicable following, the Start Date.
Except as provided in this Amendment, the provisions of the Offer Letter will remain in full force and effect following the execution of this Amendment, and this Amendment will not constitute a modification or waiver of any provision of the Offer Letter except as provided in this Amendment.

Sincerely,

/s/ Mellody Hobson
Mellody Hobson
Lead Independent Director, Starbucks Corporation

ACCEPTED AND AGREED:

/s/ Brian R. Niccol                         Date:     November 19, 2024
Brian R. Niccol